EXHIBIT 19

                              AMENDED AND RESTATED

                            LIMITED LIABILITY COMPANY

                                    AGREEMENT

                                       OF

                                  IT STOCK, LLC


         This Amended and Restated Limited Liability Company Agreement (the "Agreement") of IT Stock, LLC is entered into and effective as of this 8th day of November, 2001, by NTOP Holdings, L.L.C., a Delaware limited liability company, as member (the "Member").

         WHEREAS, the Company was formed under the Delaware Limited Liability Company Act (6 Del. C. ss.18-101 et seq.), as amended from time to time (the "Act"), pursuant to the Certificate of Formation filed with the Secretary of State of the State of Delaware on October 31, 2001 (the "Certificate of Formation");

         WHEREAS, the Member entered into the Limited Liability Company Agreement, dated as of November 8, 2001 (the "LLC Agreement");

         WHEREAS, the Member desires to amend and restate the LLC Agreement as set forth in this Agreement;

         NOW THEREFORE, the Member, in order to carry out its intent as expressed above, does hereby amend and restate the LLC Agreement in its entirety as follows:

         1. Name. The name of the limited liability company formed hereby is IT Stock, LLC (the "Company").

         2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

         3. Powers. In furtherance of its purposes, the Company shall have the power and is hereby authorized to do any and all acts necessary or convenient to carry out any and all of the objects and purposes of the Company and to perform all acts in


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furtherance thereof, and shall have and may exercise all of the powers and rights conferred upon a limited liability company formed pursuant to the Act.

         4. Certificates. The Member hereby ratifies and approves the execution, delivery and filing of the original Certificate of Formation with the Secretary of State of the State of Delaware by Nikola Uzelac, as an authorized person within the meaning of the Act. Upon the execution and delivery of this Agreement, Nikola Uzelac's powers as an authorized person ceased, and any person authorized by the Member as an authorized person within the meaning of the Act shall execute, deliver, file, or cause the execution, delivery and filing of, all certificates required or permitted by the Act to be filed with the Secretary of State of the State of Delaware.

         5. Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         6. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         7. Fiscal Year The fiscal year of the Company (the "fiscal year") shall end on the fiscal year end required for U.S. federal income tax purposes. The Member is authorized to make all elections for tax or other purposes as it may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

         8. Member. The name of the Member is as set forth above in the preamble to this Agreement.

         9. Management and Control. The Company shall be managed by the Member, who shall have the right, power and authority acting alone to conduct the business and affairs of the Company and do all things necessary or convenient to carry on the business and purposes of the Company, including, without limitation, any and all other actions the Member deems necessary, desirable, convenient or incidental for the furtherance of the objects and purposes of the Company, and shall have and may exercise all of the powers and rights conferred upon a member of a limited liability company formed pursuant to the Act.

         10. Exculpation and Indemnification. Except as otherwise expressly provided herein, the Member shall not be liable, responsible or accountable in damages or otherwise, with respect to matters or actions relating to the Company, for (i) any act performed or omission made in good faith except for fraud or the willful misconduct of


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such Member, (ii) such Member's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or (iii) the negligence, malfeasance or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith. In any threatened, pending or completed action, suit or proceeding, the Member shall be fully protected and indemnified and held harmless by the Company to the fullest extent permitted by applicable law against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by such Member in connection with such action, suit or proceeding) by virtue of its status as a Member or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from fraud or the willful misconduct of such Member. The indemnification provided by this Section 10 shall be recoverable only out of the assets of the Company, and the Member shall not have any personal liability on account thereof.

         11. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act and (c) at any time there are no members, unless the business of the Company is continued in a manner permitted by the Act.

         The bankruptcy (as defined in Section 18-101(1) of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

         In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in such manner, and in such order of priority, as determined by the Member, subject to any requirements of the Act.

         12. Capital Contributions; Capital Accounts. The Member has contributed to the Company (i) $1.00 in exchange for 1 (one) unit of membership interest of the Company and (ii) 18,900,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), of Net2Phone, Inc., a Delaware corporation ("Net2Phone"), in exchange for 99 units of membership interests of the Company, as set forth on Annex I hereto. Each member shall have a capital account determined and maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

         13. Treatment for Tax Purposes. For so long as the Company has only one member, it is the intention of the Member that the Company be disregarded as a separate entity for federal, state and local tax purposes. If at any time the Company has


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more than one member, it shall be treated as a partnership for federal, state and local tax purposes.

         14. Additional Contributions. The Member is not required to make any additional capital contribution to the Company but may in its sole discretion elect to do so.

         15. Allocation of Profit and Losses. All of the Company's profits and losses shall be allocated to the Member.

         16. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

         17. Assignments. The Member may transfer or assign in whole or in part its limited liability company interest.

         18. Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the consent of the Member and upon the execution of a counterpart of this Agreement.

         19. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

         20. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

         21. No Third Party Beneficiaries. The right or obligation of the Member to call for any capital contribution or to make a capital contribution or otherwise to do, perform, satisfy or discharge any liability or obligation of the Member hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Company; it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns except as may be otherwise agreed to by the Company in writing with the prior written approval of the Member.


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         22. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED
UNDER, THE LAWS OF THE STATE OF DELAWARE, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.



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         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date hereof.

                                            MEMBER:

                                            NTOP HOLDINGS, L.L.C.


                                            By: /S/ JOYCE J. MASON
                                                --------------------------------
                                                   Name: Joyce J. Mason
                                                   Title: Manager



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                                     ANNEX I

                       Capital Contributions of the Member
                       -----------------------------------


NTOP HOLDINGS, L.L.C.

$1.00 in exchange for 1 (one) unit of membership interest of the Company.

18,900,000 shares of Class A Common Stock, par value $0.01 per share, of Net2Phone, Inc. in exchange for 99 units of membership interests of the Company.